EXHIBIT 10.56

PIONEER NATURAL RESOURCES COMPANY
AMENDMENT TO SEVERANCE AGREEMENT

WHEREAS, Pioneer Natural Resources Company (the “Parent”), Pioneer
Natural Resources USA Inc. (the “Employer”) and the employee whose name appears on the signature page of this Amendment (the “Employee”) have previously entered into a Severance Agreement (the “Agreement”) which provides the Employee with certain termination benefits in the event Employee’s employment is terminated in certain circumstances prior to the occurrence of a change in control;

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), imposes certain limitations and restrictions on the times at which certain types of compensation, including severance benefits, may be payable;

WHEREAS, all documents that provide for the payment of compensation that is subject to Section 409A must be brought into compliance with the requirements of Section 409A on or before December 31, 2008, or the employee to whom such compensation is payable will be subjected to certain adverse tax consequences, including, but not limited to, having to pay an additional tax of at least 20% on such compensation; and

WHEREAS, the parties desire to adopt amendments to the Agreement to avoid any such adverse tax consequences for the Employee by reason of the compensation provided herein and certain other amendments;

NOW, THEREFORE, the Agreement is amended in the manner set forth below:

1.    Paragraph 2 of the Agreement is amended to delete the definitions of “Change in Control” and “Date of Termination” in their entirety, and to add the following definitions in appropriate alphabetical order:

"Change in Control" shall mean an event that constitutes a “change in control” as defined in Parent’s LTIP. Any modification to the definition of “change in control” in Parent’s LTIP (including by virtue of the adoption by the Parent of a successor plan thereto setting forth a modified definition of “change in control”) adopted after the Effective Date shall apply for purposes of this Agreement, except that any modification to such definition adopted on or after, or within 180 days prior to, a Change of Control or Potential Change of Control shall not apply in determining the definition of such term under this Agreement unless such amendment is favorable to Employee; and provided further that any change to the definition of a change in control in Parent’s LTIP adopted in 2008 to comply with the requirements of Section 409A of the Code shall be deemed to be favorable to Employee.

“Date of Termination” shall mean

(1)    In the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein; and

(2)    In all other cases, the actual date on which Employee’s employment terminates;

provided, however, that if Employee continues to provide or, in the 12 month period following such termination of employment, Employee is expected to provide, sufficient services that, under the Parent’s written and generally applicable policies regarding what constitutes a “separation from service” for purpose of Section 409A of the Code, Employee does not incur a separation of service for purposes of such Section 409A on the date of termination, Employee’s Date of Termination for purposes of this Agreement shall be the date on which such Employee incurs a separation from service under such policies.

"Parent's LTIP” shall mean the Parent’s 2006 Long-Term Incentive Plan, as the same may be amended from time to time, or any successor plan thereto.

2.References throughout the Agreement to the term “LTIP” shall be changed to “Parent’s LTIP.”

3.Paragraph 4 is amended to delete subparagraph (a)(3) thereof, and to insert a new subparagraph (a)(3) to read as follows:

(3)    A Separation Payment in an amount equal to Employee’s Base Salary, which shall be paid 10 days following Employee’s Date of Termination, provided that, if, at the Date of Termination, Employee is a “specified employee” within the meaning of Section 409A of the Code, as determined in accordance with the procedures specified or established by the Parent in accordance with such Section 409A and the regulations thereunder (a “Specified Employee”), and the Separation Payment is payable due to Disability or a voluntary retirement on or after Normal Retirement Date, the Separation Payment shall be made six months and one day after Employee’s Date of Termination. In the event that the Separation Payment is made six months and one day after the Date of Termination, it shall be paid with interest from the Date of Termination at a rate equal to Employer’s cost of borrowing under its principal credit facility as in effect at the Date of Termination, as determined in good faith by the Parent’s Chief Financial Officer (the “Employer’s Borrowing Cost”).

4.Paragraph 4(c)(3) is amended to delete the phrase “as soon as practicable (but not more than 10 days) following the expiration of the revocation period stated in the General Release Agreement described in subparagraph 4(d) below),” in the portion thereof preceding subclause (i), to delete the phrase “, which amount shall be paid in cash on the Date of Termination” in subclause (iii) thereof and to insert the following new paragraph following (and not as part of) subclause (iii):

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Subject to Employee’s timely execution and delivery of, and having not revoked, the General Release Agreement described in subparagraph 4(d) below, payment of such Separation Payment shall be made 10 days following Employee’s Date of Termination, provided that, if, at the Date of Termination, Employee is a Specified Employee, the Separation Payment shall be made six months and one day after Employee’s Date of Termination. In the event that the Separation Payment is made six months and one day after the Date of Termination, it shall be paid with interest from the Date of Termination at a rate equal to Employer’s Borrowing Cost.

5.Paragraph 4(d) is amended to insert the words “and delivery within 60 days of Employee’s Date of Termination” after the words “Employee’s execution”.

6.Paragraph 7(c) is amended to add a new sentence following the first sentence thereof, to read as follows:

Reimbursement of such fees shall be made not later than 75 days following final resolution of the matter.

IN WITNESS WHEREOF, the parties hereunder have caused this Amendment to be executed as of the 20th day of November, 2008.

PIONEER NATURAL RESOURCES COMPANY

/s/ Larry N. Paulsen
Name: Larry N. Paulsen
Title: Vice President

PIONEER NATURAL RESOURCES USA, INC.

/s/ Larry N. Paulsen
Name: Larry N. Paulsen
Title: Vice President

EMPLOYEE

/s/ William F. Hannes
Print Name: William F. Hannes

Schedule I

The Company entered into an Amendment to Severance Agreement with Frank E. Hopkins dated December 9, 2008 which is otherwise identical to the one entered into with Mr. Hannes.